Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P., and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P., included in the Current Report on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

September 21, 2017